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                                                           Exhibit (c)(3)(ii)

                                 EMPLOYMENT AGREEMENT

     AGREEMENT dated as of July 5, 1999 among General Nutrition Companies, Inc., a Delaware corporation ("Company"), Royal Numico N.V., a company organized under the laws of The Netherlands ("Parent") and Gregory T. Horn ("Executive").

     WHEREAS, Executive is employed by General Nutrition, Incorporated, a Pennsylvania corporation and subsidiary of Company ("Subsidiary"), as Executive Vice President of Marketing and Business Development and Chief Operating Officer;

     WHEREAS, in connection with an Agreement and Plan of Merger dated as of July 5, 1999, a subsidiary of Parent will merge with and into Company (the "Merger"); and

     WHEREAS, Parent and Company wish to assure itself of the services of Executive for the period provided in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereto hereby agree as follows:

     1. EMPLOYMENT. Company and Parent agree to employ Executive, and Executive agrees to serve, as (a) Executive Vice President of Marketing and Business Development and Chief Operating Officer of Company and (b) as a Group Director of Parent, for the period commencing at the effective time of the Merger (the "Effective Time") and ending December 31, 2002 (the "Employment Period"); PROVIDED, HOWEVER, that on January 1, 2002 and each January 1 thereafter, the Employment Period shall automatically be extended for one additional year, unless not later than 90 days prior to the date of such automatic extension, the Company or Executive shall have given notice to discontinue such extensions. The Board of Managing Directors of Parent (the "Management Board") shall propose Executive for election or appointment to the positions specified above throughout the period of Executive's employment under this Agreement.

     2. DUTIES. Executive is engaged to perform such duties as are assigned to him by the chief executive officer of Company (the "CEO"). Executive shall report directly and exclusively to the CEO and the scope of Executive's duties shall be consistent with such reporting relationship. Executive shall devote his full time and attention to the performance of such duties, which shall remain similar to the duties he is performing as of the date of this Agreement. At no time during the Employment Period shall Executive take on additional employment without permission in writing from Company.

     3.   COMPENSATION.

          (a) BASE SALARY. For all services rendered by Executive during the Employment Period, Company shall pay Executive a base salary at the annual rate set forth below. Salary payments shall be subject to withholding of applicable taxes.

                     Effective Time until 12/31/00      $400,000
                     1/1/01 until 12/31/01              $450,000
                     1/1/02 until 12/31/02              $500,000

Executive's base salary hereunder after December 31, 2002 shall be subject to increase (but not decrease) based on annual performance reviews conducted by the Chief Executive Officer of the Company.


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          (b)  INCENTIVE COMPENSATION.  Executive shall be eligible to participate during the Employment Period in any annual bonus or incentive plans, stock option plans, stock purchase plans and any other long-term compensation plans, programs or arrangements generally available to members of the senior management of Company. Executive's maximum annual bonus or incentive plan opportunity shall not be less than $250,000.

          (c) OTHER COMPENSATION. Executive shall be eligible during the Employment Period to participate in all employee benefit plans to which the Company's executives are generally entitled to participate.

          (d) PRIOR CHANGE-OF-CONTROL BENEFIT. In exchange for the cancellation of his change-of-control retention bonus in effect immediately prior to the Effective Time, Company shall pay to Executive a bonus equal to $180,000. This bonus shall be in addition to Executive's regular salary and other forms of compensation. Such bonus shall be paid as follows:

               (i)  $90,000 within 30 days after the Effective Time; and

               (ii) $90,000 within 30 days of the first anniversary of the Effective Time, if Executive is still in the Company's employ as of that date.

          Should Executive's employment be involuntarily terminated without Cause (as defined herein) or if Executive resigns with Good Reason (as defined herein) or as a result of his death or disability prior to such first anniversary, Executive (or Executive's estate in the event of death) shall be entitled to the "first anniversary payment" within 30 days of such termination.

          Should Executive resign without Good Reason or his employment be involuntarily terminated with Cause prior to the first anniversary date, he shall not be eligible to receive any further amount on the first anniversary date.

          Payments under this Section 3(d) are separate and distinct from and in addition to any other payments contemplated under this Agreement.

          (e) (i) GROSS-UP PAYMENTS. In the event Executive is subject to an excise tax under Code Section 4999, in respect of payments or other compensation made under this Agreement, as determined by the Company's independent auditors, Company agrees to pay Executive an additional amount which, after the payment by Executive of federal, state and local income, employment and excise taxes on such additional amount, is equal to the amount of the excise tax payable without regard to the additional amount. Should Executive fail to pay such excise tax or be determined, pursuant to any administrative or judicial proceeding, not to be subject to such excise tax, Company's obligation to make an additional payment hereunder shall cease as to the amount not paid or so determined and Executive shall promptly refund to Company any such additional payment previously paid to Executive.

              (ii) EXPENSES OF ENFORCEMENT. In the event Executive's employment is involuntarily terminated by Company other than for Cause or if Executive resigns with Good Reason during the Employment Period or following a Change of Control (as defined herein), then, notwithstanding any provisions to this Agreement to the contrary, Company shall pay all reasonable legal fees and expenses incurred by Executive in the successful enforcement of Executive's rights under this Agreement.

     4. REIMBURSEMENT OF EXPENSES. During the Employment Period, Company shall continue to provide Executive with the perquisites to which he is entitled immediately prior to


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the Effective Time.  Executive shall furnish Company with periodic, itemized expense reports if directed by Company. Notwithstanding any travel policy of Company to the contrary, Executive shall be entitled to fly business class on all international business-related travel.

     5. EMPLOYMENT COVENANTS. (a) During the Employment Period and thereafter, Executive shall not, without the Parent's and Company's prior written permission or in connection with his duties under this Agreement, use or disclose all or any part of the following valuable, special and unique assets of Parent's or Company's business to any person, corporation, association or other entity (but excluding information that has become public knowledge without any action by, or involvement of, Executive) for any reason whatsoever: the confidential information and trade secrets of Parent, the Company and its affiliates, including but not limited to, financial and sales information, manufacturing formulas and processes, business plans and projections, and personnel information and records.

          (b)  Executive acknowledges that the restrictions contained in this
Section 5 in view of the nature of the business in which Parent or Company is engaged, are reasonable and necessary in order to protect the legitimate interests of Parent and Company and that any violation of such restrictions would result in irreparable harm to the Parent or Company. In the event of Executive's violation of any of these restrictions, Parent or Company shall be entitled to seek from any court of competent jurisdiction preliminary and permanent injunctive relief without proving actual damage or immediate or irreparable harm and without posting any bond. Nothing herein shall prohibit Parent or Company from pursuing any other remedies legally available to Parent or Company for such breach or threatened breach, including the recovery of damages from Executive.

     6.   TERMINATION ARRANGEMENTS.

          (a) DEATH OR DISABILITY. In the event Executive's employment hereunder is terminated by reason either of his death during the Employment Period or by reason of his medically determined physical or mental disability during the Employment Period, the Company shall continue to provide Executive (or Executive's estate in the event of Executive's death) the compensation, including adjustments, set forth in Section 3(a) hereof for the remainder of the Employment Period; or, at Executive's (or Executive's estate's) option and in lieu thereof, the Company shall pay Executive (or Executive's estate) a lump sum equal to the total aggregate base salary, excluding adjustments, payable for such period discounted at the rate of 6% per annum, simple interest. Any such lump sum payment shall be made within 30 days after termination.

          (b) TERMINATION WITHOUT CAUSE; RESIGNATION WITH GOOD REASON. In the event Executive's employment is involuntarily terminated by Company without Cause or Executive resigns with Good Reason during the Employment Period, Company shall continue to provide Executive (or Executive's estate in the event of Executive's death) the compensation, including adjustments, set forth in Section 3 hereof for the remainder of the Employment Period; or, at Executive's (or Executive's estate's) option and in lieu thereof, Company shall pay Executive (or Executive's estate) a lump sum equal to the total aggregate base salary, excluding adjustments, payable for such period, discounted at the rate of 6% per annum, simple interest. Any such lump sum payment shall be made within 30 days of termination.

          "Good Reason" shall mean (i) the failure to elect or re-elect or appoint or re-appoint Executive to the positions specified in Section 1 hereof, (ii) a significant reduction in Executive's duties and responsibilities hereunder (other than solely by reason of the Company ceasing to be a public corporation as of the date of this Agreement), or
(iii) a material breach of this Agreement by Company or Parent, which, in each case continues after notice and a reasonable opportunity to cure such action shall have been provided to Company and Parent.


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          "Cause" shall mean (i) Executive's continued gross negligence, willful misconduct or gross neglect of duty, after notice and a reasonable opportunity to cure such action shall have been provided to Executive; or
(ii) any criminal act constituting bad faith by Executive in dealing with or on behalf of the Company.

          (c) RESIGNATION WITHOUT GOOD REASON. In the event Executive's employment is terminated during the Employment Period by reason of Executive's resignation without Good Reason, no additional payments, beyond those earned or vested prior to the date of such resignation, shall be payable hereunder.

          (d) TERMINATION FOR CAUSE. In the event Executive's employment is involuntarily terminated for Cause during the Employment Period, no additional payments, beyond those earned or vested prior to the date of such termination, shall be payable hereunder.

     7.   CHANGE OF CONTROL.

          (a) CASH BONUS. In the event of a Change of Control of the Company, as defined in subparagraph (d) below, while Executive is employed under this Agreement, and in consideration for his remaining in the employment of the Company for one year following the date of the Change of Control, Company shall pay to Executive a bonus equal to two (2) times Executives' then current base salary. This bonus shall be in addition to Executive's regular salary and other forms of compensation. Such bonus shall be paid as follows:

               (i)  50% within 30 days after the date of Change of Control; and

               (ii) 50% within 30 days of the first anniversary of such Change of Control, if Executive is still in the Company's employ as of that date.

          Should Executive's employment be involuntarily terminated without Cause or if Executive resigns with Good Reason or as a result of his death or disability prior to such first anniversary, Executive (or Executive's estate in the event of death) shall be entitled to the "first anniversary payment" within 30 days of such termination.

          Should Executive resign without Good Reason or his employment be involuntarily terminated with Cause prior to the first anniversary date, he shall not be eligible to receive any further amount on the first anniversary date.

          Payments under this Section 7 are separate and distinct from and in addition to any other payments contemplated under this Agreement.

          (b) DEFINITION. For purposes of this Agreement, a Change of Control shall occur if, after the Merger:

               (i) Parent and its "affiliates" (as such term is defined in Rule 12b-2 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) cease to beneficially own, directly or indirectly, securities representing at least 50% of the combined voting power of outstanding securities of Subsidiary or any successor entity (including by merger, sale of assets or otherwise); or

               (ii) (A) any "person" (as such term is used under Section 13(d) and 14(d) of the Exchange Act), other than Parent, Company or any affiliate thereof, or any employee benefit plan maintained by Parent, Company or any affiliate thereof, becomes a beneficial


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     owner, directly or indirectly, of more than 50% of the outstanding equity securities of Parent; or (B) the sale or disposition of all or substantially all of the assets of Parent, or (C) approval of a plan of liquidation or dissolution of Parent.

     8. NOTICES. Any notice to be given under this Agreement shall be deemed received five (5) business days thereafter if sent in writing, properly addressed, by certified mail, and one (1) business day thereafter if sent in writing, properly addressed, by overnight express courier or by hand. Notices to Executive shall be sent to Executive's residence. Notices to Parent and Company shall be sent to Company's home office.

     9. WAIVER OF BREACH. The failure by a party to enforce its rights against the other party following a breach of any provision of the Agreement shall not operate or be construed as a waiver of any other provision hereof or any subsequent breach by such other party.

     10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     11. ENTIRE AGREEMENT. Effective as of and conditioned upon the effective time of the Merger, this Agreement supersedes and replaces any and all prior employment agreements, both written and oral, between the parties. It contains the entire understanding between parties and can be amended or supplemented only by a written agreement signed by the parties. Notwithstanding the foregoing, this Agreement does not supersede any excise tax reimbursement to which Executive is entitled as provided by action of the Compensation Committee of the Board at its meeting held on June 30, 1999. In the event the Merger shall not have become effective, this Agreement shall be of no force or effect.

     12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, which shall together constitute a valid and binding agreement.

PARENT                                       COMPANY


By: /s/ Johannes C.T. van der Wielen         By: /s/ William E. Watts
    --------------------------------             ---------------------
Title: President and Chief Executive         Title: President and Chief
       Officer                                      Executive Officer


                                             Gregory T. Horn
                                             ---------------
                                             EXECUTIVE

                                             /s/ Gregory T. Horn
                                             --------------------
                                             EXECUTIVE'S SIGNATURE

                                             112 Creek Drive
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                                             ADDRESS

                                             Edgeworth, PA  15143
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